EXHIBIT 99.1

EDG Capital, Inc. Announces Reorganization of its Board of Directors

NEW YORK, January 17, 2001 - EDG Capital, Inc., a developer of nuclear pharmaceuticals for therapeutic use in the treatment of cancer, today announced that three of its directors, Robert Keating, Gail Shields and Maurice Kolodin, have resigned from its the board of directors. Stanley Barshay has been elected to the board by the remaining directors.

Jack Schwartzberg, Chief Executive Officer, President and Chairman of EDG Capital, stated: "Bob Keating, Maurice Kolodin and Gail Shields have served us well during our transition from a private to a public company following the acquisition of Isotope Solutions by EDG Capital, and we wish them well in their future endeavors."

"For EDG Capital to continue to grow its pharmaceutical research and development program, we must bring directors with substantial industry experience and contacts to the board," said Mr. Schwartzberg.

"Stanley Barshay has over 30 years experience in the industry," he added. "Mr. Barshay retired in 1997 from American Home Products Corporation, where he guided the Whitehall-Robins Healthcare unit to $1.5 billion in sales and profits of over $300 million in 1997. We believe that Stanley's experience, knowledge and contacts will prove invaluable to us as we pursue our business plan. In the coming months we will be looking for additional men and women of Stanley's caliber to join our board."

About EDG Capital, Inc. Through its wholly-owned subsidiary, Isotope Solutions, Inc., EDG Capital is engaged in the research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of the most lethal forms of cancer. Isotope Solutions, Inc.'s research is conducted by internationally renowned clinicians that have entered into management contracts with Isotope Solutions, Inc.

Legal Disclaimers: This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent EDG Capital, Inc.'s judgment as of the date of this release, and EDG Capital, Inc. cautions investors not to place undue reliance on such statements.

CONTACT:    EDG Capital, Inc., New York
            Shragie David Aranoff
            Vice President
            516/222-5154
            or
            Patricia Amerman
            Rubenstein Associates, Inc.
            212/843-8049


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